                                                     FILED PURSUANT TO 424(b)(3)
                                                      REGISTRATION NO. 333-57235

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED AUGUST 3, 1998
AS SUPPLEMENTED TO DATE

                          CHESAPEAKE ENERGY CORPORATION
                               4,600,000 SHARES OF
                    7% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                       AND
           33,093,525 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION

              This Prospectus Supplement relates to the resale by the Selling Shareholders named below of shares of 7% Cumulative Convertible Preferred Stock, par value $.01 and liquidation preference $50 per share ("Preferred Stock"), of Chesapeake Energy Corporation, an Oklahoma corporation (the "Company"), originally issued in private placements consummated on April 22, 1998. This Supplement should be read in conjunction with the Prospectus dated August 3, 1998, as supplemented to date (the "Prospectus"), to be delivered with this Supplement. All capitalized terms used but not defined in this Supplement have the meanings given to them in the Prospectus.

              Based on information provided to the Company, the following table supplements information provided in the Prospectus regarding the number of Shares beneficially owned by Selling Shareholders.

                                              PREFERRED STOCK                            COMMON STOCK
                                          -----------------------------       ---------------------------------
                                          NUMBER OF    PERCENT OF SHARES       NUMBER OF       PERCENT OF SHARES
NAME OF SELLING SHAREHOLDER               SHARES(1)      OUTSTANDING(2)       SHARES(1)(3)       OUTSTANDING(4)
---------------------------               ---------    -----------------      ------------     -----------------
American Investors Life
  Insurance Company, Inc.(5)............   40,000              *                 287,769                *
Credit Suisse First Boston
  Corporation(6)........................   15,000              *                 107,913                *
Employers Reinsurance Corp.(5)..........   35,000              *                 251,798                *
General Motors Investment
  Management Corp.(5)...................  225,000             4.90%            1,618,705               1.65%
Goldman, Sachs & Co.(7).................   60,000             1.30%              431,654                *
Lehman Brothers Inc.(8).................  136,000             2.96%              978,417                *
Nationwide Balanced Fund(5).............    2,500              *                  17,985                *
Salomon Brothers Total Return
  Fund(5)...............................   20,000              *                 143,884                *

----------
*        Less than 1%.
(1)      Represents the number of shares offered hereby.
(2)      Based upon 4,600,000 shares of Preferred Stock outstanding.
(3) Assumes conversion into full shares of Common Stock of the full amount of Preferred Stock held by each holder at the initial rate of $6.95 of liquidation preference per share.
(4) Based on 96,702,650 shares of Common Stock outstanding as of October 1, 1998, treating as outstanding the number of shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Preferred Stock, but not assuming the conversion of the Preferred Stock of any other holder.
(5) As of August 26, 1998. Salomon Brothers Asset Management Inc. acts as discretionary investment adviser for the Selling Shareholder and therefore may be deemed to be the beneficial owner of the Shares.
(6)      As of September 8, 1998.
(7)      As of September 21, 1998.
(8)      As of September 18, 1998.

                  The closing prices of the Common Stock and the Preferred Stock, as reported on the New York Stock Exchange on October 5, 1998, were $1.38 and $15.50 per share, respectively.

                  Selling Shareholders selling their Shares under the Prospectus should complete the Resale Certificate attached hereto as Exhibit A and deliver it to the Company as directed.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 5, 1998.

                                                                       EXHIBIT A

                               RESALE CERTIFICATE

                          CHESAPEAKE ENERGY CORPORATION
                    7% CUMULATIVE CONVERTIBLE PREFERRED STOCK

              This Resale Certificate is delivered to Chesapeake Energy Corporation (the "Company") in connection with its Registration Statement on Form S-3 (No. 333-57235) registering the resale of the Company's 7% Cumulative Convertible Preferred Stock (the "Preferred Stock") and Common Stock issuable upon conversion. In order to transfer a position in the unregistered Preferred Stock (CUSIP No. 165167 20 6) to a position in the registered Preferred Stock (CUSIP No. 165167 30 5) after a sale of Preferred Stock covered by the Prospectus (defined below) included in the Registration Statement, this Certificate must be completed in full and telecopied or otherwise delivered immediately after the sale to Janice A. Dobbs, Chesapeake Energy Corporation, 6100 North Western Avenue, Oklahoma City, Oklahoma 73118; FAX (405) 879-9572; Telephone (405) 879-9212.

              1.       Name of Seller (as it appears in the Prospectus)

                       ---------------------------------------------------------

                       Seller's DTC Participant Number

                       ---------------------------

              2. The undersigned hereby confirms that on _______________, 199__ it sold _____ shares (the "Shares") of Preferred Stock to the purchaser (the "Purchaser") named below.

                       Name of Purchaser

                       ---------------------------------------------------------

                       Purchaser's DTC Participant Number

                       ---------------------------

              3. The undersigned hereby confirms that it delivered a copy of the Company's Prospectus dated August 3, 1998 and the Prospectus Supplements dated August 27 and October 5, 1998 attached thereto (the "Prospectus") at the time of the sale of the Shares. The undersigned hereby requests that, in reliance on the representations made herein, the Company transfer the Shares from the Seller's position in the unregistered Preferred Stock (CUSIP No. 165167 20 6) to an identical position of the Purchaser in the registered Preferred Stock (CUSIP No. 165167 30 5).

                                              Name of Seller or authorized signatory for Seller:
                                              ------------------------------------------------------------

                                              By:
                                                 ---------------------------------------------------------
Date:                                         Print Name:
     -------------------                                 -------------------------------------------------
                                              Title:
                                                    ------------------------------------------------------

                                              Medallion Signature Guarantee:

Approved by
CHESAPEAKE ENERGY CORPORATION

By:
   ------------------------------

Date:
     ----------------------------